CONSENT OF KPMG PEAT MARWICK LLP


The Partners
Wicks Broadcast Group Limited Partnership

     We consent to the incorporation by reference in this registration statement on Form S-8 of Cumulus
Media, Inc. of our report dated May 18, 1998, with respect to the balance sheets of Chattanooga Broadcast
Group (a division of Wicks Broadcast Group Limited
Partnership) as of December 31, 1997 and 1996 and the related statements of operations and changes in division equity and cash flows for each of the years in the three year period ended December 31, 1997 which report appears in the Form S-1 (No. 333-48849) of Cumulus Media, Inc. dated June 19, 1998.



/s/  KPMG Peat Marwick LLP

KPMG Peat Marwick LLP
McLean, VA
July 9, 1998